Exhibit 10.4

RESTRICTED STOCK INCENTIVE AWARD AGREEMENT

This instrument is issued as of the      day of                 , 2004, by ONEOK, Inc., an Oklahoma corporation, (hereinafter referred to as “Corporation”), to                          (hereinafter referred to as “Grantee”), a key employee of the Corporation or a division or subsidiary thereof, pursuant to the terms of the Corporation’s Long-Term Incentive Plan, as amended (hereinafter referred to as the “Plan”).

1. Restricted Stock Incentive Award. This instrument and that certain Notice of Restricted Stock Incentive Award and Agreement, dated                     , 2004, a copy of which is attached hereto and incorporated herein by reference (the “Notice of Restricted Stock Incentive Award and Agreement”) constitute evidence that the Corporation of the issuance and grant of a Restricted Stock Incentive Award to the Grantee by the Corporation under the Plan of              Restricted Stock Incentive Units that shall entitle the Grantee to receive cash and shares of the Corporation’s Common Stock (hereinafter referred to as “Common Stock”), all subject to the terms, provisions, and conditions of this instrument (including, without limitation, the restrictions stated in paragraph 5, below) and of the Plan, which are incorporated herein by reference (hereinafter referred to as “Award”). This instrument, when executed by the Grantee, together with the Notice of Restricted Stock Incentive Award and Agreement constitute one agreement between the Corporation and the Grantee. Notwithstanding the foregoing, should there be any inconsistency between the provisions of this instrument and the terms of the Award stated in the resolutions and records of the Board of Directors of the Corporation, or the Plan, the provisions of such resolutions and records and of the Plan shall control. The grant of Restricted Stock Incentive Units to the Grantee shall be effective in the manner and to the extent provided in this instrument and the Plan as to all or any part of the shares of stock subject to the grant from time to time during the period stated herein.

2. Plan. The Award is issued pursuant to the Plan, as amended, and approved by the Shareholders of the Corporation, which provides that a specific aggregate number of shares of Common Stock of the Corporation may be issued or transferred pursuant to stock incentives under the Plan. The Plan specifies the authority of the Corporation, its Board of Directors, and a committee of the Board of Directors to select key employees to be granted stock incentives. The Executive Compensation Committee of the Board of Directors (hereinafter referred to as the “Committee”) is authorized to administer the Plan with respect to the Award and the grant of the Award made to the Grantee pursuant to the Plan. Except where expressly stated or clearly indicated otherwise by the terms of this instrument, all terms, words and phrases used herein shall have the same meaning and effect as stated in the Plan. The Grantee has been provided a complete copy of the Plan with this instrument.

3. Grantee’s Certificate Concerning Award and Employment. In consideration of the Corporation’s granting the Award of Restricted Stock Incentive Units as incentive compensation to Grantee, the Grantee by acceptance thereof, and signing this instrument evidencing its terms, agrees to such terms and to continue to contribute and perform service in the employ of the Corporation or a division or subsidiary thereof at the direction, will and pleasure of the Corporation and the Board of Directors. Provided, however, neither the foregoing agreement of the Grantee in this paragraph 3, nor any other provision in this Certificate shall confer on the Grantee any right to continue in the employ of the Corporation (or a division or subsidiary thereof), or interfere in any way with the right of the Corporation (or such division or subsidiary) to terminate the Grantee’s employment at any time.

4. Registration of Stock; Grantee’s Representation With Respect To Purchase for Investment. It is intended by the Corporation that the Plan and shares of Common Stock covered by the Award issued and granted to the Grantee referred to in paragraph 1, are to be registered under the Securities Act of 1933, as amended, prior to the date of the grant; provided, that in the event such registration is for any reason not made effective for such shares, the Grantee agrees, for the Grantee, and for the Grantee’s heirs and legal representatives by inheritance or bequest, that all shares acquired pursuant to the grant will be acquired for investment and not with a view to, or for sale or tender in connection with the distribution of any part thereof, including any transfer or distribution of such shares by the Grantee pursuant to the grant and this Certificate or as otherwise allowed by the Plan.

5. Restrictions; Restricted Period; Transfer of Cash and Stock to Grantee. The issue and grant of the Award to the Grantee stated in paragraph 1., above, are subject to the following terms and conditions:

(a) The ownership and transfer of the Restricted Stock Incentive Units granted to the Grantee shall be restricted during the period beginning                     , 2004, the date of the grant thereof (hereinafter referred to as “Grant Date”) and ending on                     , 2007, (which period is hereinafter referred to as “Restricted Period”), as herein provided.

(b) The Restricted Stock Incentive Units, or any cash or Common Stock to be paid or transferred to Grantee pursuant to the Award may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of by Grantee or any other person except as provided in this instrument and the Plan until the expiration of the Restricted Period.

(c) The Grantee shall earn and become vested and entitled to the Restricted Stock Incentive Units granted by this Award under paragraph 1, above, at the expiration of the Restricted Period. Upon expiration of the Restricted Period, the Grantee shall be entitled to receive, and the Corporation shall:

(1) Issue to Grantee one (1) share of Common Stock for each Restricted Stock Incentive Unit with respect to two-thirds (2/3) of the Restricted Stock Incentive Units that become earned by and vested in the Grantee pursuant to the Award provided no fractional shares shall be issued and any fractional shall be paid to the Grantee in cash; and

(2) Pay to Grantee cash equal to the Fair Market Value of a share of Common Stock on the date of expiration of the Restricted Period for each Restricted Stock Incentive Unit with respect to the remaining one-third (1/3) of the Restricted Stock Incentive Units that become earned by and vested in the Grantee pursuant to the Award.

(d) The Grantee shall become vested in the Restricted Stock Incentive units granted to the Grantee hereunder and cash and Common Stock paid and transferred pursuant to the Award free and clear of all restrictions imposed by the Award if the Grantee’s employment by the Corporation does not terminate during the Restricted Period; provided, that the Grantee shall become partially vested in the Restricted Stock Incentive Units and cash and Common Stock payable pursuant to the Award and the restrictions imposed by the Award shall partially cease to apply in events to the extent described in paragraph 6(d), below.

(e) If the Grantee’s employment with the Corporation (or a division or subsidiary thereof) terminates prior to the end of the Restricted Period by reason of (i) the Grantee’s voluntary termination of the Grantee’s employment with the Corporation (or a division or subsidiary), or (ii) the involuntary Termination for Cause by the Corporation of the Grantee’s employment with the Corporation (or a division or subsidiary), the Grantee shall forfeit all the Grantee’s right, title or interest in the Restricted Stock Incentive Units, and to any cash or Common Stock payable pursuant to the Award; and the Grantee shall forfeit such right, title and interest in the Restricted Stock Incentive Units, and to any cash or Common Stock payable pursuant to the Award regardless of the reason for such termination of employment. Any such termination of employment of the Grantee described in the preceding sentence shall not be deemed to occur by reason of transfer of employment of the Grantee by or between the Corporation and any division or wholly owned subsidiary of the Corporation.

(f) The Grantee shall not be entitled to vote any shares of Common Stock that may be issued to the Grantee pursuant to the Award prior to the end of the Restricted Period and issuance of such Common Stock to Grantee pursuant to the Award.

(g) No dividends with respect to shares of Common Stock that may be issued to the Grantee under the Award shall accrue or become payable to the Grantee prior to the end of the Restricted Period and issuance of such Common Stock to Grantee pursuant to the Award

6. Transferability of Restricted Stock Incentive Units, Cash or Common Stock; Termination of Employment.

(a) Except as provided in subparagraph (b) of this paragraph 6, below, this instrument, the Grantee’s rights and obligations thereunder, and the Restricted Stock Incentive Units granted hereunder shall not be transferable by the Grantee otherwise than by will or the laws of descent and distribution which apply to the Grantee’s estate.

(b) Notwithstanding the foregoing, the Grantee may transfer any part or all of the Grantee’s rights in the Restricted Stock Incentive Units to members of the Grantee’s immediate family, or to one or more trusts for the benefit of such immediate family members, or partnerships in which such immediate family members are the only partners if the Grantee does not receive any consideration for the transfer. In the event of any such transfer, Restricted Stock Incentive Units shall continue to be subject to the same terms and conditions otherwise applicable hereunder and under the Plan immediately prior to its transfer, except that this stock shall not be further transferable by the transferee inter vivos, except for transfer back to the original Grantee. For any such transfer to be effective, the Grantee must provide prior written notice thereof to the Committee, unless otherwise authorized and approved by the Committee, in its sole discretion; and the Grantee shall furnish to the Committee such information as it may request with respect to the transferee and the terms and conditions of any such transfer. For purposes of transfer of this grant under this subparagraph (b), “immediate family” shall mean the Grantee’s spouse, children and grandchildren.

(c) Notwithstanding anything to the contrary expressed or implied herein (including without limitation, the restrictions stated in paragraph 5 applicable to the Restricted Stock Incentive Units), all rights and interest of the Grantee in the Restricted Stock Incentive Units shall become invalid and wholly terminated and forfeited upon (i) the Grantee’s voluntary termination of the Grantee’s employment with the Corporation (or a division or subsidiary), or (ii) the involuntary Termination for Cause by the Corporation of the Grantee’s employment with the Corporation (or a division or subsidiary).

(d) Notwithstanding the foregoing provisions, in the event of termination of the Grantee’s employment with the Corporation during the Restricted Period by reason of (i) the involuntary termination of the Grantee’s employment with the Corporation other than a Termination for Cause (ii) the retirement of the Grantee, (iii) the Total Disability of the Grantee, or (iv) the Grantee’s death while still employed by the Corporation (or a division or subsidiary), then partial vesting shall be allowed as provided in this paragraph (d) and the Grantee shall become vested in and receive, in the event of any such involuntary termination of employment other than a Termination for Cause, retirement or Total Disability, and the legatees, or personal representatives or heirs of the Grantee shall be vested in and entitled to receive, in the event of the Grantee’s death, the percentage of the Restricted Stock Incentive Units which is determined by dividing the number of full months which have elapsed under the Restricted Period at the time of such termination of employment by the number of full months in the Restricted Period.

(e) The Grantee may designate a Beneficiary to receive any rights of the Grantee which may become vested in the event of the death of the Grantee under procedures and in the form established by the Committee; and in the absence of such designation of a beneficiary, any such rights shall be deemed to be transferred to the estate of the Grantee.

(f) For purposes of the Award to the Grantee and this instrument, an involuntary “Termination for Cause” of the Grantee’s employment with and by the Corporation (or a division or subsidiary) shall mean that the Corporation (or a division or subsidiary has terminated such employment by reason of (i) the Grantee’s conviction in a court of law of a felony, or any crime or offense involving misuse or misappropriation of money or property, (ii) the Grantee’s violation of any covenant, agreement or obligation not to disclose confidential information regarding the business of the Corporation (or a division or subsidiary), (iii) any violation by the Grantee of any covenant not to compete with the Corporation (or a division or subsidiary), (iv) any act of dishonesty by the Grantee which adversely effects the business of the Corporation (or a division or subsidiary), (v) any willful or intentional act of the Grantee which adversely affects the business of, or reflects unfavorably on the reputation of the Corporation (or a division or subsidiary); (vi) the Grantee’s use of alcohol or drugs which interferes with the Grantee’s performance of duties as an employee of the Corporation (or a division or subsidiary), or (vii) the Grantee’s failure or refusal to perform the specific directives of the Corporation’s Board of Directors, or its officers which directives are consistent with the scope and nature of the Grantee’s duties and responsibilities with the existence and occurrence of all of such causes to be determined by the Corporation, in its sole discretion; provided, that nothing contained in the foregoing provisions of this paragraph shall be deemed to interfere in any way with the right of the Corporation (or a division or subsidiary), which is hereby acknowledged, to terminate the Grantee’s employment at any time without cause.

(g) For purposes of this instrument and the Award, “Total Disability” shall mean that the Grantee is permanently and totally disabled and unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and has established such disability to the extent and in the manner and form as may be required under the provisions of Section 22(e) of the Internal Revenue Code of 1986, as amended (or corresponding section of any future federal tax code), and regulations thereunder.

7. Administration of Restricted Stock Incentive Award. The grant of the Award shall be subject to such other rules and requirements as the Committee, in its sole discretion, may determine to be appropriate with respect to administration thereof and the restrictions made applicable to the Grantee and the Restricted Stock Incentive Units during the Restricted Period. This instrument and the rights and obligations of the parties involved, shall be subject to interpretation and construction by the Committee to the same extent and with the same effect as the Committee actions under Section 11, and other pertinent provisions of the Plan. The Grantee shall take all actions and execute and deliver all documents as may from time to time be requested by the Committee in connection with such restrictions and in furtherance hereof. The Grantee agrees to pay to the Corporation any applicable federal, state, or local income, employment, social security, medicare, or other withholding tax obligation arising in connection with the grant of the Award to the Grantee; and the Corporation shall have the right, without the Grantee’s prior approval or direction, to satisfy such withholding tax by withholding all or any part of the cash and Common Stock that would otherwise be transferred and delivered to the Grantee, with any shares so withheld to be valued at the Fair Market Value (as defined in Section 2[k] of the Plan) on the date of such withholding. The Grantee, with the consent of the Corporation, may satisfy such withholding tax by delivery and transfer to the Corporation of shares of Common Stock of the Corporation previously owned by the Grantee, with any shares so delivered and transferred to be valued at the Fair Market Value on the date of such delivery.

8. Adjustment Provisions. It is understood that, prior to the expiration of the Restricted Period provided in paragraph 5.(a), certain changes in capitalization of the Corporation may occur. It is, therefore, understood and agreed with respect to changes in capitalization that:

(a) If a stock dividend is declared on the Common Stock of the Corporation, there shall be added to the number of Restricted Stock Incentive Units described in Section 1 of this instrument, the number of Restricted Stock Incentive Units which the Grantee would have been entitled to if the Grantee had been the fully vested and unrestricted owner of the number of Restricted Stock Incentive Units then held under the Award granted, but not theretofore received without restriction; provided, however, that the additional Restricted Stock Incentive Units shall be subject to all terms and provisions of this instrument (including, without limitation, the restrictions stated in paragraph 5, above), and in making such adjustments, no fractional Restricted Stock Incentive Units shall be awarded, and the Grantee shall be entitled to receive only the number of full Restricted Stock Incentive Units to which the Grantee may be entitled by reason of such adjustment at the adjusted grant price per share.

(b) In the event of an increase in the outstanding shares of Common Stock of the Corporation, effectuated for the purpose of acquiring properties or securities of another corporation or business enterprise, there shall be no increase in the number of shares of Restricted Stock Incentive Units which are the subject matter of the Award evidenced by this instrument as a result of such acquisition.

(c) In the event of an increase or decrease in the number of outstanding shares of Common Stock of the Corporation through recapitalization, reclassification, stock split-ups, consolidation of shares, changes in par value and the like, an appropriate adjustment shall be made in the number of Restricted Stock Incentive Units described in Section 1 of this instrument, by increasing or decreasing the number of Restricted Stock Incentive Units, as may be required to enable the Grantee to acquire the same proportionate stockholdings as the grant of the Award would originally have provided. Provided, however, that any additional Restricted Stock Incentive Units shall be subject to all terms and provisions of this instrument (including, without limitation, the restrictions stated in paragraph 5, above), and that in making such adjustments, no fractional Restricted Stock Incentive Units shall be awarded, and the Grantee shall be entitled to receive only the number of full Restricted Stock Incentive Units to which the Grantee may be entitled by reason of such adjustment.

(d) Notwithstanding any provision to the contrary stated herein, to the extent Restricted Stock Incentive Units are still restricted and not vested in Grantee at the time of a Change in Control with respect to the Corporation, then pursuant to the provisions of Section 8 of the Plan, they shall become fully vested and completely unrestricted and free and clear of any restrictions stated herein at that time; provided, that if such Change in Control occurs less than six (6) months after the date of the grant of Restricted Stock Incentive Units to the Grantee, then Restricted Stock Incentive Units shall become fully vested and completely unrestricted and free and clear of any restrictions stated herein at the time of such Change in Control only if the Grantee agrees in writing, if requested by the Corporation in writing, to remain in the employ of the Corporation or a division or subsidiary of the Corporation at least through the date which is six (6) months after the date the grant was made with substantially the same title, duties, authority, reporting relationships, and compensation as on the day immediately preceding the Change in Control. The provisions of this subparagraph (d) shall be applied in addition to, and shall not reduce, modify, or change any other obligation or right of the Grantee otherwise provided for in paragraph 3, above, concerning the Grantee’s continued employment with the Corporation or the termination thereof. If the Restricted Stock Incentive Units become subject to this subparagraph (d), they shall become fully vested in the Grantee and nonforfeitable. Such Restricted Stock Incentive Units are subject to the provisions of Section 5(c) of the Plan authorizing the Corporation, or a committee of its Board of Directors, to provide in advance or at the time of a Change in Control for cash to be paid in settlement of the Restricted Stock Incentive Units, all subject to such terms and conditions as the Corporation or the Committee, in its sole discretion, may determine and impose. For purposes of this subparagraph (d), the term “Change in Control” shall have the same meaning as provided in the definition thereof stated in Section 2(c) of the Plan, including any amendments thereof which may be made from time to time in the future pursuant to the provisions of the Plan, with any amended definition of such term to apply to all events thereafter coming within the amended meaning.

9. Stock Reserved. The Corporation shall at all times during the term of the Award reserve and keep available such number of shares of its Common Stock as will be sufficient to satisfy the Award issued and granted to Grantee and the terms stated in this instrument, and shall pay all original issue taxes on the transfer of the Common Stock to the Grantee and all other fees and expenses necessarily incurred by the Corporation in connection therewith.

10. Rights of Shareholder. Except as otherwise provided in this instrument, the Grantee shall have no rights as a shareholder in respect of the Restricted Stock Incentive Units for which the Award is granted; and the Grantee shall not be considered or treated as a record owner of shares of Common Stock with respect to the Restricted Stock Incentive Units until the Common Stock is issued to Grantee and no longer subject to any of the restrictions imposed under the Award indicated in this instrument.

11. Entire Agreement. This instrument contains the entire terms of the Award, and may not be changed orally or other than by a written instrument issued and approved by the Corporation pursuant to the Plan. This instrument supersedes any agreements or understandings that may have previously existed, and there are no other agreements or understandings, relating to its subject matter.

12. Successors and Assigns. The Award evidenced by this instrument shall inure to the benefit of and be binding upon the heirs, legatees, legal representatives, successors, and assigns of the parties hereto.

The Grantee hereby acknowledges receipt of this instrument and a copy of the Plan, and accepts the Award under the terms and conditions stated in this instrument, subject to all terms and provisions of the Plan, by signing this instrument in duplicate originals, as of the date first stated above.

Date	Grantee

ONEOK, INC. LONG-TERM INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK INCENTIVE AWARD AND

AGREEMENT

This instrument confirms the grant of a Restricted Stock Incentive Award under the ONEOK, Inc. Long-Term Incentive Plan (“Plan”) to certain persons as a participant in the Plan (“Participants”) by action of the Board of Directors of ONEOK, Inc., an Oklahoma corporation (“Corporation”), on the      day of                 , 2004, as more particularly stated in the records of the Corporation, pursuant to the terms and provisions of the Plan, which shall determine the rights and obligations of all parties under such grant.

The Corporation delivers a true copy of this instrument to you as a Participant in the Plan granted a Restricted Stock Incentive Award by such action, with duplicate originals of the Restricted Stock Incentive Award Agreement (“Agreement”) in the form attached hereto, stating the specific terms of the stock incentive that is granted to you as a Participant under the Plan, and which together shall constitute evidence of the grant of that Restricted Stock Incentive Award to you, and your acceptance and agreement to those terms when one duplicate original of the Agreement is signed by you and returned to the Corporation.

ONEOK, Inc.

Date	By
David L. Kyle
Chairman of the Board, President and
Chief Executive Officer